Exhibit 99.1

October 21, 2015

A. O. Smith reports record third quarter earnings

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record third quarter net earnings of $73.6 million or $0.82 per share compared with $50.6 million or $0.56 per share last year. Third quarter 2014 earnings included after-tax non-operating pension costs of $2.9 million or $.03 per share.

Third quarter sales of $625.1 million grew 7.5 percent compared with sales of $581.6 million during the same period in 2014 due to higher prices in North America, higher sales of Lochinvar-branded products and commercial water heaters in the U.S., and continued demand for the company’s water heating and water treatment products in China. Sales in China increased nearly 11 percent. Excluding the impact from the strengthening U.S. dollar, China sales increased over 13 percent. Residential water heater volumes in the U.S. declined in the current third quarter as compared with last year.

“Our organic growth continued to outshine the industrial landscape,” noted Ajita Rajendra, chairman and chief executive officer. “China year-to-date sales are up 15 percent in local currency, demonstrating the confidence of the Chinese consumer.”

“Our North American business continued to perform at a high level, and we have completed the conversion to NAECA III-compliant residential products. Our commercial water heater and boiler volumes continued to grow as a result of continued new construction activities in our commercial end markets.” Rajendra continued.

North America segment

Third quarter sales for the North America segment, which includes U.S. and Canadian water heaters and boilers, increased six percent to $417.4 million compared with third quarter 2014 sales of $392.4 million. The growth in sales was driven by price increases in the U.S. and Canada for residential and commercial water heaters and higher volumes of commercial water heaters and commercial boilers. These factors were partially offset by lower residential water heater volumes.

Segment operating earnings of $90.5 million were over 70 percent higher than the $53.0 million earned in the third quarter last year. The strong earnings increase was primarily due to pricing actions in both the U.S. and Canada earlier in 2015, higher sales of Lochinvar-branded products, higher commercial water heater volumes, and lower steel and enterprise resource planning (ERP) implementation costs. The impact to profits from lower U.S. residential water heater volumes partially offset these favorable factors. As a result, third quarter 2015 operating margin of 21.7 percent was significantly higher than the third quarter 2014 operating margin of 13.5 percent. Third quarter 2014 segment operating earnings included pre-tax non-operating pension costs of $3.3 million.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased over nine percent in the third quarter of 2015 to $217.1 million. China sales in the third quarter increased nearly 11 percent, while currency translation reduced sales by over two percentage points.

Operating earnings for this segment were $27.4 million compared with $30.0 million earned in the 2014 third quarter. The impact from higher sales in China and lower steel costs were more than offset by lower sales of highly profitable commercial water heaters in China and increased selling, general and administrative (SG&A) costs. Higher promotion costs in advance of China’s one-week holiday in October, as well as higher development and advertising costs associated with the March 2015 launch of air purification in China and water treatment products in India contributed to higher segment SG&A costs. Earnings were reduced by almost $1 million due to currency translation. As a result of those factors, third quarter 2015 operating margin of 12.6 percent was lower than the 15.1 percent operating margin in 2014.

Share Repurchase and Other Items

During the third quarter of 2015, the company repurchased approximately 850,000 shares of common stock at a total cost of $57 million. Approximately 900,000 shares remained on the existing discretionary authority at the end of the quarter.

Total debt as of Sept. 30, 2015, was $260.8 million, resulting in leverage of 15 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U. S., totaled $606.4 million at the end of the quarter.

The company’s effective income tax rate for the first nine months of 2015 of 30.7 percent was higher than its effective income tax rate of 27.3 percent for the first nine months of 2014 primarily due to a change in geographic earnings mix.

2015 Outlook

“Sales for the first nine months in China were up 15 percent in local currency, and we expect to maintain that growth rate for the full year,” Rajendra observed.

“As a result of our continued strong performance in North America, we are increasing our guidance for 2015. We believe A. O. Smith Corporation will achieve full-year earnings of between $3.08 and $3.12 per share, which excludes the potential impact from future acquisitions.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential slower growth in the high efficiency boiler market segment in the U.S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement or maintain pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in

U.S. residential or commercial construction; a further slowdown in the growth rate of the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration in the U.S., Canada and China. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$625.1	$581.6	$1,897.1	$1,729.2
Cost of products sold	368.4	366.3	1,147.9	1,101.8

Gross profit	256.7	215.3	749.2	627.4

Selling, general and administrative expenses	150.1	145.5	457.6	413.8
Interest expense	1.6	1.5	6.0	4.3
Other income	(2.2)	(1.0)	(7.6)	(3.5)

Earnings before provision for income taxes	107.2	69.3	293.2	212.8
Provision for income taxes	33.6	18.7	90.1	58.2

Net earnings	$73.6	$50.6	$203.1	$154.6

Diluted earnings per share of common stock	$0.82	$0.56	$2.26	$1.69

Average common shares outstanding (000’s omitted)	89,370	90,606	89,784	91,240

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30, 2015	December 31, 2014
ASSETS:

Cash and cash equivalents	$282.9	$319.4
Marketable securities	323.5	222.5
Receivables	479.0	475.4
Inventories	239.0	208.3
Deferred income taxes	43.1	40.5
Other current assets	46.3	52.9

Total Current Assets	1,413.8	1,319.0

Net property, plant and equipment	438.8	427.7
Goodwill and other intangibles	717.6	737.3
Other assets	30.0	31.3

Total Assets	$2,600.2	$2,515.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$395.8	$393.8
Accrued payroll and benefits	71.5	70.3
Accrued liabilities	100.9	85.1
Product warranties	42.8	42.3
Debt due within one year	13.1	13.7

Total Current Liabilities	624.1	605.2

Long-term debt	247.7	210.1
Pension liabilities	118.2	133.1
Other liabilities	187.8	185.6
Stockholders’ equity	1,422.4	1,381.3

Total Liabilities and Stockholders’ Equity	$2,600.2	$2,515.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net earnings	$203.1	$154.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	47.3	44.4
Pension expense	0.1	19.8
Loss on disposal of assets	0.3	0.2
Net changes in operating assets and liabilities:
Current assets and liabilities	(14.8)	(53.8)
Noncurrent assets and liabilities	(3.7)	0.1

Cash Provided by Operating Activities - continuing operations	232.3	165.3
Cash Used in Operating Activities - discontinued operations	(1.0)	(1.5)

Cash Provided by Operating Activities	231.3	163.8

Investing Activities
Capital expenditures	(53.1)	(66.0)
Investment in marketable securities	(322.2)	(149.1)
Net proceeds from sale of marketable securities	213.8	129.7

Cash Used in Investing Activities	(161.5)	(85.4)

Financing Activities
Debt incurred	39.4	64.3
Common stock repurchases	(104.3)	(86.6)
Net proceeds from stock option activity	9.5	4.7
Dividends paid	(50.9)	(41.0)

Cash Used In Financing Activities	(106.3)	(58.6)

Net (decrease) increase in cash and cash equivalents	(36.5)	19.8
Cash and cash equivalents - beginning of period	319.4	380.7

Cash and Cash Equivalents - End of Period	$282.9	$400.5

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales
North America	$417.4	$392.4	$1,289.3	$1,191.0
Rest of World	217.1	198.5	634.3	564.9
Inter-segment sales	(9.4)	(9.3)	(26.5)	(26.7)

	$625.1	$581.6	$1,897.1	$1,729.2

Earnings
North America	$90.5	$53.0	$247.7	$171.5
Rest of World	27.4	30.0	84.5	84.3

	117.9	83.0	332.2	255.8

Corporate expense	(9.1)	(12.2)	(33.0)	(38.7)
Interest expense	(1.6)	(1.5)	(6.0)	(4.3)

Earnings before income taxes	107.2	69.3	293.2	212.8

Tax provision	33.6	18.7	90.1	58.2

Net earnings	$73.6	$50.6	$203.1	$154.6